EXHIBIT 99.1

Hooker Furniture's Profitability Gains Continue in 2008 Third Quarter

MARTINSVILLE, Va., Dec. 5, 2007 (PRIME NEWSWIRE) -- Hooker Furniture Corporation (Nasdaq:HOFT) today reported net sales of $83.8 million and net income of $5.9 million, or $0.48 per share (which is net of $260,000, or $0.02 per share, in after-tax restructuring charges), for the quarter ended October 28, 2007.

Due to a change in Hooker Furniture's fiscal year, the Company's 2008 fiscal year began January 29, 2007 and will end February 3, 2008. The Company will compare its operating results for the thirteen-week third quarter of fiscal 2008 with the 2006 three-month fourth quarter that ended November 30, 2006 (the "2006 quarter").

Third quarter 2008 net sales of $83.8 million decreased $7.2 million, or 7.9%, compared to the 2006 quarter net sales of $91.0 million. Based on actual shipping days in each period, average daily net sales declined 9.4% on a per day basis during the 64 operating days in the 2008 third quarter compared to the 63 operating days in the 2006 quarter.

2008 third quarter net income of $5.9 million increased $2.4 million, or 67.2%, compared to the 2006 quarter net income of $3.5 million. Earnings per share of $0.48 increased $0.19, or 65.5%, when compared to the 2006 quarter earnings per share of $0.29. Operating income for the 2008 third quarter increased to $8.9 million, or 10.6% of net sales, compared to operating income of $5.6 million, or 6.2% of net sales, in the 2006 quarter. The primary contributors to the increase in net income, earnings per share and operating income were:

   * A $3.3 million, or 88.8%, decrease in restructuring and asset impairment costs;

   * An improvement in gross profit margin to 31.8% of net sales compared with 30.7% in the 2006 quarter, principally as a result of the higher proportion of imported wood and metal products sold, and the lower delivered cost of those imported products
     (primarily due to lower inbound freight and delivery costs) as a percentage of net sales; and,

   * A $1.3 million, or 7.0%, decline in selling and administrative costs. However, these expenses increased slightly as a percentage of net sales due to the decline in net sales. The $1.3 million decrease in selling and administrative costs was driven primarily by reductions in temporary warehousing and storage costs for imported wood furniture products, lower early retirement and non-cash employee stock ownership plan ("ESOP") costs (the ESOP was terminated in January 2007) and lower selling expenses, partially offset by the selling and administrative expenses incurred by Sam Moore Furniture LLC (acquired in April 2007).

Earnings per share improvements resulting from higher net income were reduced by a net increase in weighted average shares outstanding resulting from:

   * 1.2 million shares released to employees in the January 2007 termination of the ESOP;

   * partially offset by the weighted average effect of common stock repurchases since February 2007.

"We're performing relatively well in a difficult environment and demonstrating that our profitability improvements are sustainable," said Paul B. Toms Jr., chairman, president and chief executive officer. "We're pleased to have delivered operating margins above 10% for the second consecutive quarter, as well as with our ability to generate strong operating cash flow. We're continuing to do a good job of reducing costs and streamlining our wood furniture operations as we realize the benefits of lower inventories, increased inventory turns, reduced warehouse space and lower handling costs."

Net sales decreased, versus the 2006 comparable quarter, across all established product lines including wood, metal and leather upholstered furniture, partially offset by $7.2 million in net sales from Sam Moore Furniture's fabric upholstery operation, which was acquired by Hooker on April 28, 2007.

Commenting on the 7.9% sales decrease for the quarter, Toms said, "Given how challenging it is at retail, I think we're faring better compared to the 11.5% decrease we experienced in the most recent second quarter. In the current quarter, the top line decline resulting from our discontinued domestic wood furniture operations was substantially offset by the additional sales of Sam Moore, acquired in April. Our ongoing imported wood and Bradington-Young leather upholstered furniture sales, which are fueling our profitability, declined percentage-wise in the high-single digits." Toms added that in Hooker's upholstery businesses, Bradington-Young and Sam Moore, "orders have trended higher since the fiscal 2008 second quarter."

Hooker continues to report improvements in its inventory and cash positions. At the end of the 2008 third quarter, inventories of $46.5 million (excluding $4.8 million in inventory related to Sam Moore), decreased 31.7% from $68.1 million at November 30, 2006.

During the first nine months of fiscal 2008, the Company generated $32.7 million in cash flows from operations. The Company used this cash flow, an additional $9.7 million in cash and cash equivalents and $2.1 million from the sale of property, plant and equipment during the 2008 nine-month period to fund: 1) common stock repurchases ($26.8 million); 2) the acquisition of Sam Moore ($10.6 million); 3) dividends ($3.8 million); 4) scheduled debt repayments ($1.9 million); and 5) capital expenditures ($1.5 million). Cash and cash equivalents were $37.4 million at the end of the 2008 third quarter compared to $37.2 million at the end of the 2008 second quarter. The October 28, 2007 cash position represents a 17.2% increase from $31.9 million at the 2006 fiscal year-end on November 30.

Business Outlook

"We believe business conditions will remain challenging for another year," said Toms. "All our planning assumes the current downturn will last through fall of 2008. We expect to make progress in our efforts to open new accounts and expand our product offerings through the pending acquisition of Opus Designs Furniture, and we are also focused on making internal improvements and becoming more efficient at our current sales levels. Given these efforts and improvements, we expect that our profitability performance can be sustained for the foreseeable future."

Announcements

On October 24, 2007, Hooker Furniture announced it has signed a letter of intent to purchase the assets of Opus Designs Furniture, LLC, a specialist in moderately-priced youth bedroom furniture. The transaction is expected to close by the end of January 2008, subject to, among other things, completion of due diligence and negotiation of a definitive acquisition agreement.

"The acquisition would provide a solid foundation for Hooker to build a strong youth bedroom program at more moderate price points, with a more comprehensive product line and superior sourcing arrangements compared to the Company's current SmartKids youth furniture line," said Toms.

Opus is expected to have about $5 million in sales in calender year 2007.

Also in October 2007, the Company sold the machinery, equipment and certain other personal property of the Martinsville, Va. manufacturing facility for $2.1 million, net of related selling costs. The Company has entered into an agreement to sell the real property at the Martinsville, Va. facility. The sale is expected to close by the end of December 2007.

During November, the Company completed a $30 million stock repurchase program, previously authorized by the Board of Directors. Since February 2007, the Company has repurchased in open market transactions a total of 1.4 million shares of Company common stock under this authorization at an average price of $21.36 per share, excluding commissions.

In its meeting today, the Board of Directors announced that it approved a new authorization of an additional $10 million to repurchase the Company's stock. "Today's Board action continues to demonstrate our confidence in the Company's strategy, growth opportunities and financial strength," said Toms. "We continue to believe that the purchase of Hooker's shares is a wise use of the Company's cash and enhances shareholder value."

Also, the Company's Board of Directors today declared a quarterly cash dividend of $0.10 per share, payable on February 28, 2008 to shareholders of record February 14, 2008.

Conference Call Details

Hooker Furniture will present results for its fiscal 2008 third quarter via teleconference and live internet web cast on Thursday morning December 6, 2007 at 9:00 AM Eastern Standard Time. The dial-in number for domestic callers is 877-591-4956, and 719-325-4860 is the number for international callers.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2006 shipments to U.S. retailers, Hooker Furniture Corporation is an 83-year old residential wood, metal and upholstered furniture resource. The Company's principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on fabric-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com and www.sammoore.com.

The Hooker Furniture Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; price competition in the furniture industry; the Company's ability to successfully implement its business plan to increase Sam Moore Furniture's sales and improve its financial performance; whether the Company will be able to consummate the proposed acquisition of Opus Designs and successfully integrate its business operations, increase its sales and improve its financial performance; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; supply, transportation and distribution disruptions, particularly those affecting imported products; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; risks associated with domestic manufacturing operations, including fluctuations in the prices of key raw materials, transportation, and warehousing costs, domestic labor costs and environmental compliance and remediation costs; higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products; risks associated with distribution through retailers, such as non-binding dealership arrangements; the Company's ability to implement successfully its cost-saving strategies and warehousing, distribution and supply chain initiatives; and, capital requirements and costs.

                                Table I
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                              Three Months Ended    Nine Months Ended
                               Oct. 28,  Nov. 30,  Oct. 28,   Nov. 30,
                                2007(a)   2006(b)   2007(c)    2006(d)
                               -------   -------   --------   --------

 Net sales                     $83,768   $90,987   $234,503   $264,687

 Cost of sales                  57,132    63,017    162,788    186,451
                               -------   -------   --------   --------

   Gross profit                 26,636    27,970     71,715     78,236

 Selling and administrative
  expenses                      17,312    18,620     48,385     54,534

 Restructuring and asset
  impairment charges               419     3,735        763      6,693
                               -------   -------   --------   --------

   Operating income              8,905     5,615     22,567     17,009

 Other income (expense), net       309      (261)     1,150        (90)
                               -------   -------   --------   --------

   Income before income taxes    9,214     5,354     23,717     16,919

 Income taxes                    3,303     1,818      8,662      6,341
                               -------   -------   --------   --------

   Net income                  $ 5,911   $ 3,536   $ 15,055   $ 10,578
                               =======   =======   ========   ========
 Earnings per share:
  Basic                        $  0.48   $  0.29   $   1.19   $   0.88
                               =======   =======   ========   ========
  Diluted                      $  0.48   $  0.29   $   1.19   $   0.88
                               =======   =======   ========   ========
 Weighted average shares
  outstanding:
    Basic                       12,266    12,014     12,676     11,971
                               =======   =======   ========   ========
    Diluted                     12,270    12,014     12,680     11,973
                               =======   =======   ========   ========
 Cash dividends declared
  per share                    $  0.10   $  0.08   $   0.30   $   0.24
                               =======   =======   ========   ========

 (a) During the 2008 third quarter, the Company recorded
     restructuring charges of $419,000 ($260,000 after tax, or $0.02 per share) principally for additional asset impairment and disassembly costs associated with the March 2007 closing of the
     Martinsville, Va. domestic wood manufacturing facility.

 (b) During the 2006 fourth quarter, the Company recorded $3.7 million ($2.3 million after tax, or $0.19 per share) in
     restructuring charges (net of restructuring credits) principally related to: an asset impairment charge to write down the real and personal property at the Martinsville, Va. manufacturing facility to its estimated fair value ($4.2 million); net of a
     restructuring credit principally related to the reversal of previously accrued health care benefits for terminated employees at the former Roanoke, Va. facility that were not expected to be paid ($448,000).

 (c) During the first nine months of fiscal 2008, the Company recorded aggregate restructuring charges (net of restructuring credits) of of $763,000 ($473,000 after tax, or $0.04 per share)
     consisting of: $893,000 for additional severance and related benefits costs, asset impairment, disassembly and exit costs associated with the closing of the Martinsville, Va. domestic wood manufacturing facility in March 2007; net of a restructuring credit of $130,000 principally for previously accrued health care benefits for the Pleasant Garden, N.C. facility that are not expected to be paid.

 (d) During the fiscal 2006 nine-month period, the Company recorded
     $6.7 million ($4.1 million after tax, or $0.35 per share) in restructuring charges, net, principally related to: an asset impairment charge to write down the real and personal property at the Martinsville, Va. manufacturing facility to its estimated fair value ($4.2 million); severance and related benefits and asset impairment charges related to the August 2006 closing of the Company's Roanoke, Va. manufacturing facility ($2.7 million);
     and asset impairment charges related to two former
     Bradington-Young showrooms ($140,000); net of a restructuring credit, principally for previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C.
     facility that were not expected to be paid ($322,000).

                               Table II
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED BALANCE SHEETS
                 (In thousands, including share data)

                                              October 28,  November 30,
                                                 2007         2006
                                               --------     --------
 Assets
 Current assets
  Cash and cash equivalents                    $ 37,355     $ 31,864
  Trade accounts receivable, less allowance
   for doubtful accounts of $1,507 and
   $1,807 on each date                           41,147       45,444
  Inventories                                    51,321       68,139
  Prepaid expenses and other current assets       2,941        4,357
  Assets held for sale                            2,272
                                               --------     --------
    Total current assets                        135,036      149,804
 Property, plant and equipment, net              25,737       29,215
 Goodwill                                         2,396        2,396
 Intangible assets                                4,796        4,415
 Cash surrender value of life
  insurance policies                             12,419       11,458
 Other assets                                     3,432        4,011
                                               --------     --------
       Total assets                            $183,816     $201,299
                                               ========     ========

 Liabilities and Shareholders' Equity
 Current liabilities
  Trade accounts payable                       $ 11,899     $ 11,251
  Accrued salaries, wages and benefits            6,191        6,189
  Other accrued expenses                          4,524        5,879
  Current maturities of long-term debt            2,645        2,457
                                               --------     --------
       Total current liabilities                 25,259       25,776
 Long-term debt, excluding current maturities     5,910        8,555
 Deferred compensation                            5,051        3,924
 Other long-term liabilities                        867          508
                                               --------     --------
       Total liabilities                         37,087       38,763

 Shareholders' equity
  Common stock, no par value, 20,000 shares
   authorized, 12,023 and 14,429 shares
   issued and outstanding on each date           18,906       11,154
  Unearned ESOP shares, 2,377 shares on
   November 30, 2006                                         (14,835)
  Retained earnings                             127,929      166,326
  Accumulated other comprehensive loss             (106)        (109)
                                               --------     --------
       Total shareholders' equity               146,729      162,536
                                               --------     --------
        Total liabilities and
         shareholders' equity                  $183,816     $201,299
                                               ========     ========

                               Table III
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                Nine Months Ended
                                             October 28,  November 30,
                                                 2007         2006
                                              ---------    ---------
 Cash flows from operating activities
  Cash received from customers                $ 234,868    $ 263,877
  Cash paid to suppliers and employees         (192,939)    (244,689)
  Income taxes paid, net                        (10,188)      (8,442)
  Interest received (paid), net                     977          (10)
                                              ---------    ---------
      Net cash provided by operating
       activities                                32,718       10,736
                                              ---------    ---------

 Cash flows from investing activities
  Acquisition of Sam Moore Furniture, net
   of cash required                             (10,571)
  Purchase of property, plant and equipment      (1,514)      (3,716)
  Proceeds from the sale of property
   and equipment                                  2,129        2,516
                                              ---------    ---------
      Net cash used in investing activities      (9,956)      (1,200)
                                              ---------    ---------

 Cash flows from financing activities
  Purchases and retirement of common stock      (26,785)
  Cash dividends paid                            (3,847)      (2,855)
  Payments on long-term debt                     (1,860)      (1,727)
                                              ---------    ---------
      Net cash used in financing activities     (32,492)      (4,582)
                                              ---------    ---------

 Net (decrease) increase in cash and
  cash equivalents                               (9,730)       4,954
 Cash and cash equivalents at beginning
  of year                                        47,085       26,910
                                              ---------    ---------
    Cash and cash equivalents at end of year  $  37,355    $  31,864
                                              =========    =========
 Reconciliation of net income to net cash
  provided by operating activities
   Net income                                 $  15,055    $  10,578
   Depreciation and amortization                  2,530        3,424
   Non-cash ESOP cost and restricted
    stock awards                                     33        2,023
   Restructuring and asset impairment charges       763        6,693
   Loss on disposal of property                                    2
   Provision for doubtful accounts                  834        1,855
   Deferred income tax expense (benefit)          3,203       (3,639)
   Changes in assets and liabilities,
    net of effect from acquisition:
     Trade accounts receivable                     (505)      (3,017)
     Inventories                                 16,261       (3,623)
     Prepaid expenses and other assets           (1,160)      (1,766)
     Trade accounts payable                         937       (4,412)
     Accrued salaries, wages and benefits        (1,211)        (292)
     Accrued income taxes                        (4,728)       1,538
     Other accrued expenses                        (139)         620
     Other long-term liabilities                    845          752
                                              ---------    ---------
      Net cash provided by operating
       activities                             $  32,718    $  10,736
                                              =========    =========

CONTACT:  Hooker Furniture Corporation
          Paul B. Toms Jr., Chairman, Chief Executive Officer
           and President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President
           & Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088